Proxy Voting Results

A special meeting of the fund's shareholders was held on May 19, 2004. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.*
	# of Votes	% of Votes
J. Michael Cook
Affirmative	33,142,646.01	94.769
Withheld	1,829,273.63	5.231
TOTAL	34,971,919.64	100.000
Ralph F. Cox
Affirmative	32,463,136.12	92.826
Withheld	2,508,783.52	7.174
TOTAL	34,971,919.64	100.000
Laura B. Cronin
Affirmative	33,118,936.77	94.702
Withheld	1,852,982.87	5.298
TOTAL	34,971,919.64	100.000
Robert M. Gates
Affirmative	33,140,834.29	94.764
Withheld	1,831,085.35	5.236
TOTAL	34,971,919.64	100.000
George H. Heilmeier
Affirmative	32,813,907.04	93.829
Withheld	2,158,012.60	6.171
TOTAL	34,971,919.64	100.000
Abigail P. Johnson
Affirmative	32,984,395.67	94.317
Withheld	1,987,523.97	5.683
TOTAL	34,971,919.64	100.000
Edward C. Johnson 3d
Affirmative	32,727,866.18	93.583
Withheld	2,244,053.46	6.417
TOTAL	34,971,919.64	100.000
Donald J. Kirk
Affirmative	32,443,034.09	92.769
Withheld	2,528,885.55	7.231
TOTAL	34,971,919.64	100.000
	# of Votes	% of Votes
Marie L. Knowles
Affirmative	33,133,524.28	94.743
Withheld	1,838,395.36	5.257
TOTAL	34,971,919.64	100.000
Ned C. Lautenbach
Affirmative	33,154,469.31	94.803
Withheld	1,817,450.33	5.197
TOTAL	34,971,919.64	100.000
Marvin L. Mann
Affirmative	32,452,155.82	92.795
Withheld	2,519,763.82	7.205
TOTAL	34,971,919.64	100.000
William O. McCoy
Affirmative	32,630,237.84	93.304
Withheld	2,341,681.80	6.696
TOTAL	34,971,919.64	100.000
Robert L. Reynolds
Affirmative	33,153,626.32	94.801
Withheld	1,818,293.32	5.199
TOTAL	34,971,919.64	100.000
William S. Stavropoulos
Affirmative	33,133,524.28	94.743
Withheld	1,838,395.36	5.257
TOTAL	34,971,919.64	100.000
*Denotes trust-wide proposals and voting results.